Exhibit 3.2

LENCO MOBILE INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, Matthew Harris and Christopher Stanton, do hereby certify that:

1.          They are the chief executive officer and secretary, respectively, of Lenco Mobile Inc., a Delaware corporation (the "Corporation").

2.          The Corporation is authorized to issue 1,000,000 shares of preferred stock, 181,180 have been designated as Series A Convertible Preferred Stock, 93,140 have been designated as Series B1 Convertible Preferred Stock and 58,131 have been designated as Series B2 Convertible Preferred Stock.

3.          Of the 181,180 shares designated as Series A Convertible Preferred Stock, 181,180 shares have been issued. Of the 93,140 shares designated as Series B1 Convertible Preferred Stock, 87,717 shares have been issued. Of the 58,131 shares designated as Series B2 Convertible Preferred Stock, 58,131 shares have been issued.

4.          As required by the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, the holders of a majority of the issued and outstanding Series A Convertible Preferred Stock have approved the creation and authorization of the Series A1 Convertible Preferred Stock as set forth in the resolutions below.

5.          As required by the Certificate of Designation of Preferences, Rights and Limitations of Series B1 Preferred Stock and the Certificate of Designation of Preferences, Rights and Limitations of Series B2 Preferred Stock, the holders of a majority of the issued and outstanding Series B1 Convertible Preferred Stock and Series B2 Convertible Preferred Stock, voting as a single class, have approved the creation and authorization of the Series A1 Convertible Preferred Stock as set forth in the resolutions below.

6.          The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 1,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 60,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

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TERMS OF PREFERRED STOCK

Section 1.          Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement (as such term is defined below) shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

"Alternate Consideration" shall have the meaning set forth in Section 8(b).

"Automatic Conversion" shall have the meaning set forth in Section 9.

"Business Day" means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

"Certificate of Incorporation" means the certificate of incorporation of the Corporation.

"Change of Control Transaction" means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual, legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets in a single transaction or a series of related transactions, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

"Common Stock" means the Corporation's common stock, $0.001 value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

"Common Stock Equivalents" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Date" shall have the meaning set forth in Section 7(b).

"Conversion Price" shall have the meaning set forth in Section 7(c).

"Depositary" shall mean Continental Stock Transfer & Trust Co., Inc. or any other entity succeeding Continental Stock Transfer and Trust Co., Inc. as the transfer agent for the Common Stock.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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"Fundamental Transaction" shall have the meaning set forth in Section 8(b).

"GAAP" means the accounting principles generally accepted in the United States.

"Holder" means a holder of Series A1 Preferred Stock then outstanding.

"Junior Securities" means the Common Stock and all other Common Stock Equivalents and securities of the Corporation other than the Series A Convertible Preferred Stock and any other securities which are explicitly senior or pari passu to the Series A1 Preferred Stock in dividend rights, redemption rights or liquidation preference.

"Liquidation" means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

"Notice of Conversion" shall have the meaning set forth in Section 7(b).

"Original Issue Date" means the date of the first issuance of any shares of the Series A1 Preferred Stock regardless of the number of transfers of any particular shares of Series A1 Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A1 Preferred Stock.

"Preferred Stock" means any and all series of preferred stock of the Corporation, including without limitation, the Series A Preferred Stock, the Series A1 Preferred Stock, the Series B1 Preferred Stock and the Series B2 Preferred Stock.

“Series A Liquidation Value” means the Series A Stated Value, plus any accrued dividends thereon that have not accreted to such share of Series A Preferred Stock through the date of Liquidation, plus such amount necessary to make the aggregate of all amounts paid with respect to such shares of Series A Preferred Stock equal to an internal rate of return of 30% per annum from the Series A Original Issuance Date until the date of the Liquidation. For clarification only, because the Series A Original Issue Date occurred before the Original Issuance Date, the Series A Liquidation Value is greater than the Series A1 Liquidation Value.

“Series A Original Issuance Date” means September 23, 2010, the date of first issuance of any shares of the Series A Preferred Stock.

“Series A Preferred Stock” means shares of Series A Convertible Preferred Stock issued pursuant to the Certificate of Designation of Preferences, Rights and Limitations filed by the Corporation with the Delaware Secretary of State on September 22, 2010, as amended or restated.

“Series A Stated Value” means the stated value per share of the Series A Preferred Stock which shall be $100.00 plus accreted dividends, subject to any adjustment for any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

“Series A1 Liquidation Value” means the Stated Value, plus any accrued dividends thereon that have not accreted to such share of Series A1 Preferred Stock through the date of Liquidation, plus such amount necessary to make the aggregate of all amounts paid with respect to such shares of Series A1 Preferred Stock equal to an internal rate of return of 30% per annum from the Original Issuance Date until the date of the Liquidation.

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“Series A1 Preferred Stock” shall have the meaning set forth in Section 2.

“Series B1 Preferred Stock” means shares of Series B1 Convertible Preferred Stock issued pursuant to the Certificate of Designation of Preferences, Rights and Limitations filed by the Corporation with the Delaware Secretary of State on December 23, 2011, as amended or restated.

“Series B2 Preferred Stock” means shares of Series B2 Convertible Preferred Stock issued pursuant to the Certificate of Designation of Preferences, Rights and Limitations filed by the Corporation with the Delaware Secretary of State on December 23, 2011, as amended or restated.

"Stated Value" shall mean the stated value per share of the Series A1 Preferred Stock which shall be $100.00 plus accreted dividends, subject to adjustment for any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A1 Preferred Stock.

"Trading Day" means a day on which the New York Stock Exchange is open for business.

"Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

Section 2.          Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series A1 Convertible Preferred Stock (the "Series A1 Preferred Stock") and the number of shares so designated shall be up to 60,000. Each share of Series A1 Preferred Stock shall have a par value of $0.001 per share.

Section 3.          Seniority. The Series A1 Preferred Stock is pari passu with the Series A Preferred Stock with respect to dividend rights, redemption rights and liquidation preference.

Section 4.          Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A1 Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, Holders shall vote together with the holders of Common Stock as a single class. Notwithstanding the foregoing, the holders of Common Stock shall vote as a single class on any proposed increase or decrease to the number of authorized shares of Common Stock, and the Holders shall have no right to vote on such matter. As long as any shares of Series A1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock and Series A1 Preferred Stock, voting as a single class on an as converted basis, either: (a) alter or change adversely the powers, preferences or rights given to the Series A1 Preferred Stock or alter or amend this Certificate of Designation, (b) except for the Series A Preferred Stock, authorize or create any security ranking, as to distribution of assets upon a Liquidation or the payment of dividends or rights of redemption, senior to or otherwise pari passu with the Series A1 Preferred Stock, or reclassify, alter or amend any security that would render such other security, as to distribution of assets upon a Liquidation or the payment of dividends or rights of redemption, senior to or otherwise pari passu with the Series A1 Preferred Stock, (c) amend its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series A1 Preferred Stock, (e) declare or pay any cash dividend or distribution on or purchase or redeem any Junior Securities, (f) purchase or redeem (or permit any Subsidiary to purchase or redeem) any shares of Series A1 Preferred Stock other than in accordance with Section 6 or Section hereof or (g) enter into any agreement with respect to any of the foregoing.

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Section 5.          Dividends. Holders shall be entitled to cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6.0% per annum. Dividends shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall compound quarterly on March 31, June 30, September 30 and December 31, beginning on the first such date after the Original Issue Date. Dividends shall not be paid in cash, but shall instead be paid in the form of accretion to and increase in the outstanding Stated Value of the shares with respect to which the dividends have accrued. New Stated Values for shares for which dividends have accrued shall be calculated on March 31, June 30, September 30 and December 31, beginning on the first such date after the Original Issue Date, and on each Conversion Date (with respect only to Series A1 Preferred Stock being converted).

Section 6.          Liquidation; Change of Control Transactions.

(a)          Upon any Liquidation, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount for each share of Series A1 Preferred Stock held by such Holders equal to the 100% of the Series A1 Liquidation Value, before any distribution or payment shall be made to the holders of any Junior Securities. If the assets of the Corporation shall be insufficient to pay in full both the Series A1 Liquidation Value and the Series A Liquidation Value, then the entire assets to be distributed to the holders of Series A1 Preferred Stock and holders of Series A Preferred Stock shall be ratably distributed among the holders of Series A1 Preferred Stock and holders of Series A Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable to all such holders were paid in full. Except as set forth in Section 6(b) below, neither a Fundamental Transaction, nor a Change of Control Transaction nor a transaction in connection with an Automatic Conversion shall be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each Holder.

(b)          In the event of a Change of Control Transaction occurring pursuant to clause (ii) or (iii) of the definition of Change of Control Transaction in Section 1 above, the Corporation shall redeem the shares of Series A1 Preferred Stock of such Holder at a purchase price in cash equal to the greater of (i) the amount that would be payable to such Holder upon conversion of such Holder's Series A1 Preferred Stock in accordance with Section 7 and Section 8(b), or (ii) the amount that would be payable to such Holder if the Change of Control Transaction is treated as a Liquidation and calculated in accordance with Section 6(a) above.

Section 7.          Conversion.

(a)          Conversions at Option of Holder. At the option of the Holder, each share of Series A1 Preferred Stock shall be convertible, at any time and from time to time, by dividing the Stated Value of such share of Series A1 Preferred Stock by the Conversion Price.

(b)          Notice of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion") along with the certificate or certificates representing the shares of Series A1 Preferred Stock to be redeemed to the Depositary. Each Notice of Conversion shall specify the number of shares of Series A1 Preferred Stock to be converted, the number of shares of Series A1 Preferred Stock owned prior to the conversion at issue, the number of shares of Series A1 Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series A1 Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

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(c)          Conversion Price. The conversion price for the Series A1 Preferred Stock shall equal $0.20 (the "Conversion Price").

(d)          Mechanics of Conversion.

(i)                 Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date, the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A1 Preferred Stock, and a certificate representing that number of shares of Series A1 Preferred Stock, if any, being retained by Holder.

(ii)               Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A1 Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 8) upon the conversion of all outstanding shares of Series A1 Preferred Stock hereunder.

(iii)             Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A1 Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(iv)             Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A1 Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A1 Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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Section 8.          Certain Adjustments.

(a)          Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A1 Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Series A1 Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall each be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)          Fundamental Transaction. Other than in connection with an Automatic Conversion, and subject to Section 6(b) hereof, if, at any time while the Series A1 Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, subject to Section 6(b) hereof, upon any subsequent conversion of the Series A1 Preferred Stock, the Holders shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of Common Stock on an as converted basis (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A1 Preferred Stock following such Fundamental Transaction.

(c)          Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d)          Notice to the Holders.

(i)          Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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(ii)          Notice to Allow Conversion by Holder. If, subject to the other provisions of this Certificate of Designation, (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock any evidence of indebtedness, assets, rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A1 Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that without prejudice to any rights that the Holders may have against the Corporation, the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. In the sole and absolute discretion of each Holder, such Holder is entitled to convert the then outstanding amount of the Stated Value of the Series A1 Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

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Section 9.          Automatic Conversion.

(a)          Notwithstanding anything herein to the contrary, all then outstanding shares of Series A1 Preferred Stock shall automatically convert into shares of Common Stock at the then effective Conversion Price, without any further action on the part of the Holders or the Corporation (an “Automatic Conversion”), upon the earlier of (i) the closing of a public offering of Common Stock or Common Stock Equivalents raising aggregate proceeds of at least $20 million, or (ii) the date specified and approved by the holders of a majority of the then outstanding shares of Series A1 Preferred Stock calculated at the time of the written consent or vote. All shares of Series A1 Preferred Stock following an Automatic Conversion shall represent only the right to receive shares of Common Stock in exchange therefore.

Section 10.          Redemption.

(a)          At any time and from time to time after September 23, 2015, the Corporation shall have the right, exercisable at its option, to redeem, on a pro rata basis in accordance with the number of shares of Series A1 Preferred Stock owned by each Holder, all shares of Series A1 Preferred Stock then held by a Holder for a redemption price, in cash, at a price equal to the Stated Value of the shares of Series A1 Preferred Stock to be redeemed, plus any accrued dividends thereon that have not accreted to such shares of Series A1 Preferred Stock, plus such amount necessary to make the aggregate of all amounts paid with respect to such shares of Series A1 Preferred Stock equal to an internal rate of return of 30% per annum from the Original Issuance Date until the date of the redemption.

(b)          Before the Corporation can effect any redemption pursuant to this 8, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A1 Preferred Stock, and shall cause to be delivered to the Holder at its last address as it shall appear upon the stock books of the Corporation, at least 30 calendar days prior to the date on which the Corporation intends to redeem the shares of Series A1 Preferred Stock, a notice stating the date on which the Corporation intends to redeem the shares of Series A1 Preferred Stock pursuant to this Section 10. The Corporation shall honor any Notices of Conversion received by the Corporation from a Holder during the 30-day period commencing on the date of the notice through the date of redemption triggering such notice.

Section 11.          Miscellaneous.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service, addressed to the Corporation at 2025 First Avenue, Suite 320, Seattle, Washington 98121, Attention: General Counsel and Corporate Secretary, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 11 prior to 5:30 p.m. (Pacific time) on any Business Day, (ii) the next Business Day immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 11 on a date that is not a Business Day or between 5:30 p.m. and 11:59 p.m. (Pacific time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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(b)          Lost or Mutilated Series A1 Preferred Stock Certificate. If a certificate representing shares of Series A1 Preferred Stock is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate representing such shares of Series A1 Preferred Stock, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and upon receipt by the Corporation of an agreement to indemnify and hold the Corporation harmless with respect to such lost certificate. Any Holder requesting a new certificate shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate.

(c)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d)          Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(e)          Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)          Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)          Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h)          Status of Converted or Redeemed Series A1 Preferred Stock. If any shares of Series A1 Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A1 Preferred Stock.

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RESOLVED, FURTHER, that the chief executive officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation of Preferences, Rights and Limitations this 26th day of February, 2013.

/s/ Matthew Harris Matthew Harris Chief Executive Officer	/s/ Christopher Stanton Christopher Stanton Secretary

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A1 PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A1 Convertible Preferred Stock (the "Series A1 Preferred Stock") indicated below into shares of common stock, $0.001 par value per share (the "Common Stock"), of Lenco Mobile Inc., a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement (as such term is defined in the Certificate of Designation of the Series A1 Preferred Stock). No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Series A1 Preferred Stock owned prior to Conversion: _______________
Number of shares of Series A1 Preferred Stock to be Converted: ________________________
Stated Value of shares of Series A1 Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Series A1 Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________________ _______________________________________________ _______________________________________________
[HOLDER] By: ________________________________ Name: Title:

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